Exhibit 99.1 Press Release
Across America Real Estate Announces Two Retail Property Sales.
DENVER, COLORADO, October 11th, 2006 — Across America Real Estate Corp. (AARD.OB) announced the sale of two separate retail development projects for Aquatique Industries. The properties were sold to a third party investor for $5.05 Million. The two Kwik Wash facilities are located in Parker, CO at 16941 Lincoln Avenue and in Littleton, CO 2421 W. Bellevue Avenue.
“AARD is pleased to have provided 100% financing for these two single pad retail projects with Aquatique Industries,” said Ann Schmitt, President & CEO of Across America Real Estate. “We continue to support the growth of our retail partners through innovative financing solutions.”
“Across America Real Estate was able to provide us with the 100% financing we needed to fund our property sites and have these two excellent retail locations,” said Aaron Green, President of Aquatique Industries. “Without AARD we would not have been in this position to have two functioning car washes and the opportunity to grow our retail business.”
About Across America Real Estate Corp.
Based in Denver, Colorado, Across America Real Estate Corp. (AARD.OB) partners with national retailers and their developers to provide 100% financing for rapid retail expansion. The Company operates in the niche that is small pad retail market in the commercial real estate industry. Across America provides guidance and creates financing solutions for increasing retail productivity and profit. Please visit us at our website www.aard.us
For more information please contact:
Doug Backman
DB Marketing Ltd.
303 468-3974
doug@dbmarketingltd.com
The statements included in this press release concerning predictions of economic performance and management’s plans and objectives constitute forward- looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in AARD’s Securities and Exchange Commission filings; completion of due diligence and certain other pre-closing conditions for all incomplete transactions; economic downturns affecting the operations of AARD, its subsidiaries or proposed transactions; the inability to initiate or complete any transaction; adverse financial performance by AARD or any of its subsidiaries; adverse equity market conditions and declines in the value of AARD common stock; and the unavailability of financing to complete management’s plans and objectives. The forward-looking statements contained in this press release speak only as of the date hereof and AARD disclaims any intent or obligation to update these forward-looking statements.